Exhibit 16.1

April 1, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about April 1, 2014, of MVB Financial Corp. and agree with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ S.R. Snodgrass, P.C.

S.R. Snodgrass, P.C.